Exhibit 10.2

SUPPLY CONTRACT FOR LSFO, DIESEL AND MATS FUEL

This Supply Contract for LSFO, Diesel and MATS Fuel (“Contract”) is made as of this 18th day of February, 2016, by and between Hawaiian Electric Company, Inc. (“Hawaiian Electric”) and Chevron U.S.A. Inc., through its division Chevron Products Company (“Seller”). Hawaiian Electric and Seller are each a “Party” and collectively the “Parties” to this Contract. This Contract shall become effective as provided in Section 2.3 below.

WHEREAS, Hawaiian Electric is in the business of generation, transmission and distribution of electrical power on the island of Oahu, State of Hawaii; and

WHEREAS, Seller is a supplier of low sulfur fuel oil (“LSFO”), low sulfur diesel (“Diesel”), and Mercury and Air Toxic Standards (“MATS”) compliant fuel (“MATS Fuel”) (singularly and collectively, “Fuel”) with delivery and transportation capabilities and desires to supply and deliver to Hawaiian Electric Fuel that meets Hawaiian Electric’s utility generation requirements; and

WHEREAS, Hawaiian Electric will purchase from Seller 100% of its Fuel volume requirements for O’ahu, equaling approximately 6.5 million barrels per year of LSFO and/or MATS Fuel as required to meet the Environmental Protection Agency’s MATS rules for use at Hawaiian Electric’s Kahe Power Plant located in Kapolei, Hawaii (“Kahe”) and Waiau Power Plant located in Pearl City, Hawaii (“Waiau”); and

WHEREAS, Seller represents that it is equipped and has the ability to supply Fuel of such suitable type and quality and in a quantity sufficient to meet all of Hawaiian Electric’s Oahu Fuel volume requirements; and

WHEREAS, Seller is willing to sell and deliver such suitable Fuel to Hawaiian Electric and Hawaiian Electric is willing to purchase and receive such Fuel from Seller under the terms and conditions set forth hereinafter.

NOW, THEREFORE, it is mutually agreed by the Parties hereto as follows:

ARTICLE I
DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Contract.

1.1
“Affiliate”, except where otherwise expressly provided, means an entity controlling, controlled by or under common control with Seller or Hawaiian Electric, as the case may be. For the purposes of this definition “control” (including with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of a majority of voting securities, by contract or otherwise, and it being understood and agreed that with respect to a corporation, limited liability company, or partnership, control shall mean direct or indirect ownership of equal to or more than 50% of the voting stock or limited liability company interest or general partnership interest or voting interest in any such corporation, limited liability company or partnership.

1.2	“API” means American Petroleum Institute, a long-established petroleum industry organization.

1.3	“ASTM” means the American Society for Testing and Materials, a long-established source of standard testing and evaluation methods for petroleum.

1.4	“barrel” means 42 American bulk gallons at 60 degrees Fahrenheit (“DF”).

1.5	“BPTF” means Hawaiian Electric’s Barbers Point Tank Farm, a fuel receiving, storage and distribution facility located in Barbers Point area of O’ahu, in Campbell Estate Industrial Park, Kapolei, Hawaii.

1.6
“BTU” and “BTU content” means British Thermal Unit and refers to the standard assessment of Fuel’s gross heating value or gross heat content of Fuel determined in accordance with the test method specified in this Contract.

1.7
“business day” shall mean Monday through Friday, except for a day as to which physical locations of commercial banks in Honolulu, Hawaii are closed for business to the public due to a scheduled holiday.

1.8
“Certificate of Quality” or “Quality Certificate” means the formal document recording the Seller’s laboratory determination of quality and BTU content of a particular sample which represents a specific Delivery, said laboratory determinations having been performed in accordance with the test methods described herein.

1.9	“Commission” means the State of Hawaii Public Utilities Commission.

1.10	“Commission Approval Order” is defined in Section 2.2 below.

1.11	“Consumer Advocate” means the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii.

1.12	“Contract” means this Supply Contract for LSFO, Diesel and MATS Fuel between Seller and Hawaiian Electric.

1.13	“day” or “days“ means a calendar day of 24 hours.

1.14	“Deliver”, “Delivery”, “Deliveries” or “Delivered” refers to the transfer of title or physical movement of Fuel by Seller and purchased by Hawaiian Electric.

1.15
“Delivery Status Against Ratable” means the calculated figure equal to cumulative Deliveries of Fuel as of a specific day in a month where said Deliveries for the month which includes the specified day less the cumulative Nominations on a Contract-to-date basis as of that same specific day in a month.

1.16	“DF” means degrees Fahrenheit.

1.17	“Diesel” means low sulfur diesel, of the quality specified herein, which may be blended with LSFO to produce MATS Fuel.

1.18	“DOT” means the Department of Transportation of the State of Hawaii and/or of the United States, as the case may be.

1.19	“Effective Date” is defined in Section 2.3 below.

1.20	“Extension” means any Contract term in addition to and after the Original Term, each of which is a consecutive 12-month period beginning January 1.

1.21	“Final Sample” is defined by the mode of delivery which is detailed in Section 6.4 below.

1.22	“Fuel” means singularly and collectively LSFO, Diesel, and MATS Fuel suitable for use as a boiler fuel of the quality specifications described herein.

1.23	“gallon” means a United States liquid gallon of 231 cubic inches at 60 DF.

1.24
“Governmental Authority” means any international, foreign, federal, state, regional, county, or local Person having governmental or quasi-governmental authority or subdivision thereof, including recognized courts of Law, or other body or entity of competent jurisdiction.

1.25	“G.S.V.” means gross standard volume in U.S. Barrels at 60 DF.

1.26
“Independent Inspector” means a qualified third-party petroleum inspection contractor acceptable to both Parties providing petroleum sampling, measurement and other services before, during and after a Delivery.

1.27
“Inter-island Supply Contract” means that certain Inter-island Supply Contract for Petroleum Fuels, dated February 18, 2016, by and between Hawaiian Electric Co., Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, and Chevron U.S.A. Inc. (through its division Chevron Products Company).

1.28
“Law” means any law, decree, directive, judgment, order, decision, interpretation, enforcement, statute, code, ordinance, rule, regulation, treaty, convention or any action, direction or intervention or other requirement of any Governmental Authority.

1.29
“Line Displacement Stock” means Fuel Delivered (i) to displace Fuel from BPTF piping to Hawaiian Electric’s Kahe or Waiau pipelines during any shutdown of operations of such facilities for reasons including but not limited to emergency, inspection, repair, or maintenance; (ii) to heat up BPTF piping, Hawaiian Electric’s Kahe or Waiau Pipelines subsequent to any shutdown; or (iii) to be used as reasonably required for the use or operation of such facilities in order to facilitate the movement of Fuel into Hawaiian Electric’s tankage at BPTF, Kahe and Waiau.

1.30	“LSFO” means low sulfur fuel oil produced in conformity with the provisions of the quality specified herein.

1.31
“Marine Delivery” or “Marine Deliveries” means a Delivery of Fuel and/or the components thereof, including blendstock, all or part of which are Delivered by Seller from a marine vessel to Hawaiian Electric’s receiving and storage tanks.

1.32
“MATS Fuel” means a liquid-based fuel, namely LSFO proportionately blended with Diesel, intended by Hawaiian Electric to satisfy the Environmental Protection Agency’s MATS rules and regulations or any similar rules and/or regulations.

1.33	“month” means a calendar month.

1.34
“Nominated” and “Nomination” means the amount of Fuel specified by Hawaiian Electric to be sold and Delivered by Seller and purchased and received by Hawaiian Electric for a specified month. All Nominated volumes shall specify the type and quantity, including the ratio of LSFO and Diesel for MATS Fuel required.

1.35	“Original Term” is defined in Section 2.1 below.

1.36
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

1.37	“Party” and “Parties” are defined in the first paragraph above.

1.38	“Pipeline Blend” means a mixture of Seller’s Pipeline Fill and Fuel.

1.39
“Pipeline Delivery” or “Pipeline Deliveries” means a Delivery of Fuel and/or the components thereof, including blendstock, all or part of which are Delivered by Seller to Hawaiian Electric’s receiving and storage tanks at BPTF.

1.40	“Pipeline Fill” means the petroleum residing in the pipelines through which Seller makes Delivery of Fuel to Hawaiian Electric.

1.41	“Ratable” means a volume that is proportional, able to be rated or estimated.

1.42	“Representatives” of a Party shall mean the respective officers, directors, members, managers, employees, and agents of such Party or its Affiliates.

1.43	“Refinery” means Seller’s oil refining and related facilities located in the Barbers Point area of O’ahu, in Campbell Estate Industrial Park, Kapolei, Hawaii.

1.44
“Reverse Line Displacement” means an operation where Hawaiian Electric pumps Hawaiian Electric’s Fuel into the pipeline which Seller uses to Deliver Fuel to Hawaiian Electric in order to displace Seller’s Pipeline Fill.

1.45	“Specification” means the fuel quality specifications applicable to Fuel as described herein and stated in Exhibit A.

1.46	“Term” means the Original Term and any Extension(s).

1.47
“Terminalling Agreement” means that certain Fuels Terminalling Agreement, dated February 18, 2016, by and between Chevron U.S.A. Inc. (through its division Chevron Products Company) and Hawaii Electric Light Company, Inc.

1.48	“USD” means currency denominated in U.S. dollars.

1.49	“Year” means a calendar year.

ARTICLE II
TERM

Section 2.1:    Term. The initial term of this Contract (“Original Term”) shall be from the Effective Date through and including December 31, 2019, and shall continue in succession thereafter for one or more Extensions, each a period of twelve (12) months, beginning each successive January 1, unless Hawaiian Electric or Seller gives written notice of termination at least one hundred twenty (120) days before the beginning of an Extension.

Section 2.2:    Regulatory Approval.

(a)Hawaiian Electric will file an application with the Commission requesting approval of this Contract following its execution. This Contract is contingent upon the issuance of a decision and order by the Commission that (i) approves this Contract and its pricing and terms and conditions, (ii) is in a form deemed to be reasonable by Hawaiian Electric, in its sole discretion; and (iii) allows Hawaiian Electric to include the reasonable costs incurred by Hawaiian Electric pursuant to this Contract in its revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of Hawaiian Electric’s rates and/or for cost recovery above those fuel costs included in the base rate through Hawaiian Electric’s Energy Cost Adjustment Clause, hereinafter, the “Commission Approval Order”.

(b)Without limiting the foregoing, Seller understands that the Commission Approval Order may not be in a form deemed to be reasonable to Hawaiian Electric if it (i) contains terms and conditions deemed to be unacceptable to Hawaiian Electric, in its sole discretion, or (ii) it denies or defers ruling on any part of the Commission application, or (iii) is not final (or deemed to be final by Hawaiian Electric, in its sole discretion), because the Commission Approval Order has been appealed or Hawaiian Electric is not satisfied that no party to the proceeding in which the Commission Approval Order is issued, or other aggrieved person with the right to appeal, intends to seek a change in such Commission Approval Order through motion or appeal.

(c) If Hawaiian Electric has not received a final or interim Commission Approval Order and provided Seller written notice of the same by October 1, 2016 or if Hawaiian Electric’s request for Commission approval of this Contract is denied in whole or in part, then either Seller or Hawaiian Electric may terminate this Contract by providing written notice of such termination delivered to the other prior to the Effective Date, as it is defined in Section 2.3. In such event of termination, each Party shall bear its own respective fees, costs and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Contract except for indemnity and any confidentiality obligations assumed by the Parties hereunder.

Section 2.3:    Effective Date. This Contract shall become effective on the date (“Effective Date”) of receipt by Hawaiian Electric of the Commission’s final or interim Commission Approval Order, and Hawaiian Electric will provide Seller with written notice of the same within five (5) business days from receipt by Hawaiian Electric. Alternatively, the Parties may agree in writing that some other date shall be deemed the Effective Date. Neither Party shall have any binding obligations under this Contract until the Effective Date, except that the Parties agree that upon full execution of this Contract they will be bound by Section 2.2 (Regulatory Approval), Section 11.1 (Force Majeure), Section 12.1 (Compliance with Laws and Regulations), Section 14.1 (Indemnity) and all provisions of Article XVI and Article XVII.

ARTICLE III
QUANTITY

Section 3.1:    Quantity of Fuel To Be Delivered. Subject to the terms and conditions herein, Seller shall sell and Deliver to Hawaiian Electric, and Hawaiian Electric shall purchase and receive from Seller, 100% of Hawaiian Electric’s volume requirements for Fuel on O’ahu at a reasonably uniform rate during each month. […] If Seller agrees to deliver the additional volume(s) requested, the pricing for such volume(s) will be determined as specified in Exhibit B.

Section 3.2:     Transitioning To and From MATS Fuel. In addition to the other requirements of Section 3, including with regard to Nomination, Hawaiian Electric will notify Seller a […] of the requested first Delivery date each time a specific generating unit transitions to or from MATS Fuel. This notification will include the average expected daily consumption for each generating unit being transitioned and the ratio of Diesel and LSFO for MATS Fuel for each production train being transitioned to MATS Fuel.

Section 3.3:    Nomination and Designation of Delivery Amounts.
(a)Hawaiian Electric shall provide Seller with written notice of Hawaiian Electric’s Nominated volume of Delivery for each month at least […] prior to the beginning of that month. In addition to the volume Nomination, Hawaiian Electric shall also provide a written indication of the volume Hawaiian Electric anticipates purchasing for the calendar month following the month for which the Nomination is provided. All Nominated volumes shall specify the type and quantity of Fuel and Diesel and LSFO ratios for MATS Fuel.
(b)No later than […], Seller will in writing, via email, provide Hawaiian Electric with a proposed schedule of Pipeline Deliveries and Marine Deliveries (“Delivery Schedule”) to be made for the following […]. The proposed Delivery Schedule shall specify the type of Delivery, whether Pipeline Delivery or Marine Delivery, approximate quantity and the approximate date. The Deliveries are to be made at reasonably regular intervals. Hawaiian Electric shall notify Seller of its acceptance or rejection of the proposed Delivery Schedule […] of receipt. Should Hawaiian Electric fail to provide notice to Seller of its acceptance, conditional acceptance or rejection of the Delivery Schedule prior to the end of […], Hawaiian Electric shall be deemed to have accepted the Delivery Schedule. If Hawaiian Electric rejects the proposed Delivery Schedule because the date or volume of an individual Delivery is unacceptable, Hawaiian Electric shall advise Seller in writing as soon as possible thereafter of a satisfactory alternate Delivery date or alternate Delivery quantity.
(c)Seller shall notify Hawaiian Electric in writing of any change in the accepted Delivery Schedule due to any of the following causes with respect to each individual Delivery as soon as practicable after it shall become known to Seller:

(1)	A change in the volume of an individual Pipeline Delivery, if such change is in excess of […] of the previously advised Delivery volume or a change in the volume of an individual Marine Delivery, if such change is in […] barrels of the previously advised Delivery volume; or

(2)	A change in the date of an individual Delivery, if such change is greater than […] from the previously advised date.
(d)Hawaiian Electric shall not be required to take Delivery of more than […] of a month’s Nominated volume in any […]. Seller shall not be required to make Delivery of more than […]of a month’s Nominated volume in any […] consecutive day period. Seller will make commercially reasonable efforts to plan its Pipeline Deliveries and Marine Deliveries such that it shall have a […].
(e)Seller and Hawaiian Electric shall make commercially reasonable efforts to coordinate their separate marine and pipeline shipments into and out of Hawaiian Electric’s BPTF to minimize operational difficulties and costs, including but not limited to tankage availability and vessel demurrage.
(f)Unless waived by Hawaiian Electric and subject to tank availability, the physical volume of Seller’s Marine Deliveries of Fuel shall be limited to […] of any month, except during months when Seller’s Fuel production facilities at the Refinery are not operating or when Hawaiian Electric’s Nominated rate of Delivery for the month of the Marine Delivery is in excess of the maximum quantity Seller is obligated to supply.
(g)If due to reasons other than an event of Force Majeure, the Delivery schedule provided by Seller indicates that anticipated Pipeline Deliveries and Marine Deliveries of Fuel for the cumulative quantity of its Deliveries to Hawaiian Electric during a given period of this Contract will […].
(h)[…]

ARTICLE IV
QUALITY

Section 4.1:    Quality of Fuel To Be Delivered. The quality of Fuel to be sold and Delivered hereunder shall comply with the Specifications for Fuel, attached hereto as Exhibit A, and made a part hereof (the “Specifications”), and meet all applicable Laws.

ARTICLE V
PRICE

Section 5.1:    Pricing. Pricing of Fuel under this Contract shall be as set forth on the attached Exhibit B.

Section 5.2:    Rounding. All prices, price formula component value averages and other sums payable with respect to Fuel purchased hereunder shall be stated in the nearest hundredths of a dollar unless specifically provided otherwise as in Exhibit B and Exhibit C.

Section 5.3:    Fees, Taxes, Assessments, Levies and Imposts.

(a)In addition to all other amounts payable by Hawaiian Electric under this Contract, Hawaiian Electric shall reimburse Seller for all taxes, assessments, levies and imposts of whatsoever kind or nature imposed on Seller by any governmental or quasi-governmental body, as adjusted, modified or revised from time to time, including without limitation the Hawaii General Excise Tax, the Hawaii Use Tax, the Hawaii Environmental Response Tax and U.S. Customs duties with respect to the importation and sale of Fuel, its feedstock or its components under this Contract or the receipt by Seller of payments hereunder. Notwithstanding the foregoing and any illustrative schedule of prices herein, Hawaiian Electric shall not be required to reimburse Seller under this Section 5.3 for any tax measured by or based on the net income of Seller or for real property taxes or to duplicate any item of expense of Seller which is recovered by Seller under the billing pricing under Section 5.1.

(b)As to the reimbursement of Seller for U.S. Customs duties, the per barrel amount to be reimbursed by Hawaiian Electric shall be equal to the actual per barrel rate of U.S. Customs duties charged Seller for Fuel, its feedstock or its components imported from sources outside of the U.S. during in the calendar quarter immediately preceding the calendar quarter of the Nominated month of Delivery. If the foregoing is imported from sources subject to different customs duty rates, the reimbursement fee per barrel shall be based on the average of the U.S. Customs duty per barrel rates weighted by the respective volume of material imported from the various sources during the calendar quarter in question. The accuracy of the reimbursement per barrel payable by Hawaiian Electric pursuant to this Section 5.3(b) may upon written request be verified by an independent auditor chosen by Seller and subject to Hawaiian Electric’s acceptance, such acceptance not to be unreasonably withheld. Seller and Hawaiian Electric shall share equally the cost of such independent verification to the extent that such verification would not otherwise have been routinely performed for Seller by the independent auditor.

Section 5.4: […]

ARTICLE VI
DELIVERY

Section 6.1:    Notification of Marine Delivery.

(a)Seller shall provide Hawaiian Electric with updates on the anticipated arrival date of its vessel and expected date for commencing the Marine Delivery and otherwise comply with the notice provisions of Section 3.3.

(b)The Parties shall mutually coordinate the Delivery of Fuel. With regard to Marine Deliveries, Seller shall provide Hawaiian Electric a proposed […] shipment period or window for Delivery of Fuel no later than […]. Hawaiian Electric shall use reasonable efforts to accommodate Seller’s proposed […]shipment period, however, should Hawaiian Electric be unable to accommodate Seller’s proposed […]shipment period:

1.	Hawaiian Electric may reject Seller’s proposed […]upon providing Seller notice no later than […] from the receipt of Seller’s notification.

2.
Seller may propose an alternate […] period, where such alternate shipment period is within five (5) days of the date of Seller’s first proposed […] day shipment period. Notice may be given by email or telephone.

3.
Seller shall provide Hawaiian Electric the intended volume of Fuel to be Delivered to Hawaiian Electric via marine vessel subject to a variation of […] with respect to the actual physical volume Delivered and a proposed […]. Notices may be given by email or telephone.

(c)[…]

(d)Delivery of Marine Cargo.

1.
Seller may Deliver LSFO, LSFO blendstock, MATS Fuel, MATS Fuel blendstock, or Diesel Fuel from Seller’s vessel into Hawaiian Electric’s BPTF. The volume of Seller’s Marine Delivery shall conform to the provisions of Section 3.3 herein unless it has received prior written approval from Hawaiian Electric.

2.
If requested by Hawaiian Electric and in order to verify proper line-ups and procedures, for the first Marine Delivery under the Term of this Contract, Seller’s control operator shall be present at Hawaiian Electric’s control room for the entire duration of the Marine Delivery, at no cost to Hawaiian Electric. For all subsequent Marine Deliveries and at Hawaiian Electric’s option and cost, Seller’s control operator shall be present at Hawaiian Electric’s control room for the entire duration of the Marine Delivery, or at Hawaiian Electric’s option, the control operator may be present only for the beginning and end of the Marine Delivery. […].

(e)Title and Risk of Loss for a Marine Delivery. Title to the Fuel and the risk of loss of the Fuel and components Delivered from Seller’s vessel or from the Refinery in conjunction with a Marine Delivery shall pass from Seller to Hawaiian Electric at the BPTF as soon as the quality of the Fuel so Delivered is determined by Seller to meet the specifications set forth in this Contract, subject to Hawaiian Electric’s timely verification, or at Hawaiian Electric’s option, Hawaiian Electric’s verbal notice to Seller allowing release for shipment prior to verification.

(f)Determination of Quantity and Quality. The quantity and quality Delivered by marine vessel shall be determined in the manner specified in Section 6.4 of this Contract, except as follows:

1.
Seller agrees to advise the Independent Inspector, prior to commencing a Marine Delivery of Fuel or any component thereof from Seller’s vessel, the API gravity and flash point in degrees Fahrenheit shown on the port of loading Quality Certificate representing the quality of said Fuel or component thereof.

2.
In order to reduce the likelihood of Seller’s Marine Delivery of Fuel, Fuel blendstock, or component thereof resulting in quality problems occurring in Hawaiian Electric’s receiving tank(s), Seller agrees to test a volumetric weighted average composite of samples representative of the Fuel, Fuel blendstock or component thereof to be shipped to Hawaiian Electric’s receiving tanks (“Precautionary Sample”). The Precautionary Sample shall be drawn after the arrival of the vessel in Hawaii state waters, but prior to the commencement of the Marine Delivery, and shall be tested by Refinery’s laboratory. Seller agrees that should a pre-discharge computer blend simulation representing the quality of a volumetric weighted average mixture of the Precautionary Sample, components of the Marine Delivery in questions previously shipped to Hawaiian Electric’s receiving tanks and other Fuel, Fuel blendstock or components available to be shipped from the Refinery reasonably indicate the Marine Delivery in question will not conform to the quality specified in Exhibit A. Seller will instruct the vessel operator not to commence Delivery of its cargo to Hawaiian Electric’s receiving tanks without Hawaiian Electric’s express permission.

3.
The quality and BTU content of the Fuel Delivered shall be determined on the basis of a volumetric weighted average composite of samples drawn from Hawaiian Electric’s receiving tank(s) in such manner as to be representative of the entire Marine Delivery (“Tank Final Sample”). The Tank Final Sample shall be divided and otherwise handled in accordance with the provisions of Section 6.4(c).

4.
Quantity of the Fuel Delivered via a Marine Delivery shall be determined at the time of each Marine Delivery by gauging Hawaiian Electric’s tank(s) before and after pumping. Quantities sold and Delivered pursuant to this Section 6.1. shall be calculated in accordance with the current measurement standards adopted by industry, ASTM, API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. barrels at 60 DF.

Section 6.2:    Pipeline Deliveries.

(a)No later than […].

(b)Seller shall notify Hawaiian Electric of any change in the proposed Delivery Schedule due to any of the following causes with respect to any Delivery when it shall become known to Seller:

1.	A change in the volume of an individual Pipeline Delivery if such change […] of the previously advised Delivery volume; or

2.	A change in the date of an individual Delivery, if such change is […]from the previously advised date; or

3.	[…].

(c)Pipeline Delivery of Fuel, […] from the Refinery shall be made by pipeline from the Refinery into Hawaiian Electric’s BPTF. Title and risk of loss shall pass to Hawaiian Electric where Refinery pipelines interconnect with Hawaiian Electric’s BPTF pipelines at the point where the pipelines intersect the boundary line between the Refinery property and Hawaiian Electric’s BPTF property.

(d)Pipeline Delivery of Diesel Fuel […] from Refinery tankage made by Seller’s distribution pipeline from the Refinery to Hawaiian Electric’s Waiau or an existing direct connection to a third-party diesel pipeline employed under an appropriate throughput agreement with Hawaiian Electric. Title and risk of loss of such Diesel shall pass to Hawaiian Electric as Diesel passes the flange connecting Seller’s distribution pipeline to Hawaiian Electric’s BPTF, Hawaiian Electric’s Waiau, or existing third-party diesel pipeline as applicable.

Section 6.3:    Delivery Rates.

(a)Hawaiian Electric shall not be required to take Delivery, and Seller shall not be required to make Delivery of more than […]. Seller shall make reasonable good faith efforts to plan its Pipeline Deliveries such that it shall have a Ratable Delivery […].

(b)Unless waived in advance by Hawaiian Electric, and subject to Hawaiian Electric tank availability, the physical volume of Seller’s Deliveries of Fuel shall be limited to […] for any individual Pipeline Delivery.

Section 6.4:    Quality Determination.

(a)All samples, measurements and determinations drawn, taken and made, respectively, under this Section 6.4 shall be for Fuel in Seller’s tank prior to Pipeline Delivery, however the quality determination for MATS Fuel Deliveries will be based on […]. All such samples shall be considered Final Sample and will be drawn by Seller unless Hawaiian Electric elects to have samples drawn under the supervision of the Independent Inspector. Seller and Hawaiian Electric will share equally the cost of the Independent Inspector

(b)The quality and BTU Content of the Fuel Delivered shall be determined on the basis of a volumetric weighted average composite of samples drawn from Seller’s issuing tank(s) at Seller’s Refinery for Pipeline Deliveries, or the vessel’s composite sample for Marine Deliveries, in such manner as to be representative of each individual Delivery (“Final Sample”).

(c)The Final Sample shall be divided into a minimum of three (3) parts as follows:

1.	One part shall be provided to Seller’s laboratory for analysis to determine quality including BTU Content per barrel.

2.	One part shall be provided to Hawaiian Electric for the purpose of verifying Seller’s determinations.

3.	At least one part shall be sealed and provided to the Independent Inspector to be retained for a period of at least three (3) months.

(d)Seller agrees to provide Hawaiian Electric with a copy of Seller’s Certificate of Quality of Fuel Final Sample, and shall provide this prior to shipment of the Fuel. Seller agrees to provide API gravity to Independent Inspector prior to the shipment of the Fuel.

(e)Hawaiian Electric shall have the right to perform laboratory analyses in order to verify the results of Seller’s laboratory analyses; provided however, that such verification analyses shall be performed in a timely manner. Seller and Hawaiian Electric will make reasonable good faith efforts to evaluate BTU Content and exchange results within […] of the completion of the Pipeline Delivery.

(f)In order to eliminate or minimize the volume of […].

(g)If Hawaiian Electric elects not to commence Pipeline Delivery operations by displacing Seller’s Pipeline Fill with Hawaiian Electric’s Fuel, or if such displacement is operationally unfeasible or impractical for any other cause, Seller and Hawaiian Electric recognize that the Fuel received by Hawaiian Electric in a Pipeline Delivery may be a blend which includes some amount of Seller’s Pipeline Fill (“Pipeline Blend”). In such instance, the specification of Seller’s Pipeline Fill shall be determined by Seller on the basis of Seller’s samples representative of the contents of the storage tank from which Seller’s Pipeline Fill was issued. Seller agrees to provide Hawaiian Electric, Hawaiian Electric’s representative and the Independent Inspector with a copy of its laboratory analysis of the quality of Seller’s Pipeline Fill prior to commencing the Pipeline Delivery.

(h)If the pipeline fill between Seller and Hawaiian Electric does not meet the specifications listed in Exhibit A, Seller agrees to perform a pre-shipment computer blend simulation representing the quality of Seller’s Fuel from the issuing tank(s) as indicated in the relevant Certificates of Quality or preliminary laboratory analyses of the Final Samples and the quality of Seller’s Pipeline Fill as indicated in the relevant laboratory analyses. The computer blend simulation shall provide preliminary confirmation of the Pipeline Blend’s conformance with the limits for API gravity, viscosity and percent by weight sulfur content specified in Article IV. Seller agrees to provide Hawaiian Electric or Hawaiian Electric’s representative and the Independent Inspector a copy of the computer blend simulation results prior to shipment. Seller agrees that under no circumstances shall it make a Delivery of Fuel to Hawaiian Electric should the computer blend simulation or any other information available to Seller indicate a quality problem with the Fuel or Pipeline Blend, without Hawaiian Electric’s express written permission.

(i)The quantity of Fuel in a Pipeline Delivery shall be determined at the time of each Pipeline Delivery by gauging Seller’s issuing tank(s) immediately before and after pumping under the supervision of the Independent Inspector. Should Hawaiian Electric elect to perform a Reverse Line Displacement, the total quantity of Fuel Delivered to Hawaiian Electric shall be reduced by reference to the rise in Seller’s tank(s) receiving Seller’s Pipeline Fill, determined by gauging such tank(s) immediately before and after pipeline displacement under the supervision of the Independent Inspector. Both Hawaiian Electric and Seller agree that if measurement of Seller’s tank(s) is, in the opinion of the Independent Inspector, considered to have been rendered inaccurate for reasons including, but not limited to, operational constraints or inadvertent transfer of Fuel or of Seller’s Pipeline Fill within Seller’s facilities, then the quantity of Fuel or Seller’s Pipeline Fill may be determined by gauging Hawaiian Electric’s receiving tank(s) before and after pumping under the supervision of the Independent Inspector

(j)Quantities of Fuel sold and Delivered by Seller and purchased and received by Hawaiian Electric hereunder shall be calculated in accordance with the current measurement standards adopted by industry, ASTM, API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in U.S. barrels at 60 DF.

Section 6.5:    Disputes Regarding Quality or Quantity.

(a)Quantity Disputes. If Hawaiian Electric or Seller has reason to believe that the quantity of Fuel for a particular Delivery is incorrect, the Party shall within five (5) days of the date of Delivery, present the other Party with documentation supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the Delivery in question as specified in this Section 6.5, Section 8.2 and Section 17.4.

(b)Quality Disputes.

1.
The quality of Fuel sold and Delivered to Hawaiian Electric shall be determined on the basis of Seller’s Certificate of Quality of the Fuel provided by the Seller. Each shipment of Fuel to Hawaiian Electric shall comply with the Specifications subject to Section 4.1.

2.
The official BTU Content determination shall be as reported in Seller’s Certificate of Quality, provided that the arithmetic difference between Seller’s and Hawaiian Electric’s laboratory results is equal to or less than the then existing ASTM reproducibility standard (currently 0.4 MJ/kg, which the Parties shall deem to be equivalent to a fixed standard of 60,000 BTU per barrel) for test D-240. If the difference between Seller’s and Hawaiian Electric’s determinations of BTU Content should fall outside the ASTM reproducibility standard for ASTM test D-240, the sealed sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an official determination, which shall be binding upon the Parties. Seller and Hawaiian Electric shall share equally the costs of independent tests and determinations.

3.
If Seller or Hawaiian Electric has reason to believe that the quality of Fuel stated for a specific Delivery fails to conform to the Specifications in Article IV or the fuel specifications in Exhibit A, that Party shall within five (5) days after the later of the date of the completed Certificate of Quality or the date of the final determination of BTU Content, present the other Party with documents supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality, if justified, for the Delivery in question. In the event of an unresolved difference between Seller and Hawaiian Electric, the sealed part of the representative sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an official determination, which shall be final. Seller and Hawaiian Electric shall share equally the cost for such independent laboratory determination.

4.
If the quality of the Fuel received by Hawaiian Electric fails to conform to the quality Specifications, both Hawaiian Electric and Seller shall attempt to minimize the impact of any quality problem. […]. Or, Seller may attempt to remedy the quality problem by Delivering higher quality Fuel in a timely manner to produce a Specifications quality blend in Hawaiian Electric’s storage tank(s) at Hawaiian Electric’s BPTF or at Hawaiian Electric’s O’ahu generating plants. If all such and similar efforts fail to resolve the quality problem, then Hawaiian Electric may return non-Specifications Fuel to Seller, in which case Seller shall replace the non-Specifications Fuel by Delivering an equal volume of Hawaiian Electric verified on-Specifications Fuel to Hawaiian Electric in a timely manner. Notwithstanding the preceding, Hawaiian Electric shall always have the right to refuse Delivery of any Fuel with prior written notice to Seller or its permitted agents if Hawaiian Electric in good faith shall have reason to believe that the Fuel does not meet the Specifications. […].

5.
All reasonable costs and expenses concerning testing, transportation, re-refining, and handling incurred in returning, replacing or otherwise correcting off-Specification Fuel shall be for the account of Seller.

Section 6.6:    Records/Right to Audit. Seller shall retain any and all documents and records regarding the Delivery, quantity and quality of Fuel sold and purchased under the terms of this Contract for the twelve (12) months after the date of the invoice for such Fuel, or until any dispute regarding such Delivery, quantity and quality is resolved. Seller shall promptly make such records available for review to Hawaiian Electric at its request.

Section 6.7:    Inspection. Hawaiian Electric may be represented and participate in all sampling, quality, inspection, measurements and tests of Fuel which may be conducted pursuant to this Contract and to inspect any equipment owned or controlled by Seller and used in determining the quantity, quality or heat content of Fuel, provided that any such participation by Hawaiian Electric shall not materially interfere with or otherwise disrupt such inspection, measurement and tests conducted by Seller. Hawaiian Electric may, upon reasonable notice to Seller and during normal business hours and at Hawaiian Electric’s expense, inspect and audit any sample analysis of Fuel, including records and data used in the preparation of such analysis.

Section 6.8:    Independent Inspector. Hawaiian Electric and Seller shall agree on the Independent Inspector. All samples, measurements and determinations samples shall be drawn, taken and made, respectively, with respect to each designated Delivery and any other provision of this Contract shall be under the supervision of the Independent Inspector, who shall attend designated fuel Deliveries. Reasonable charges for services rendered by the Independent Inspector shall be borne equally by the Companies and Seller.

Section 6.9:     Vessels. Seller shall be solely responsible for its owned, hired or chartered vessels or barges used in connection with Marine Deliveries hereunder, including the operation of such vessels and barges. Seller shall ensure that such Vessels are at all times in compliance with all Law, including the rules and regulations of the U.S. Coast Guard and the relevant port authority, as well as pier operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, Protection and Indemnity Insurance and other required insurance coverages, pier operator’s operations manuals and accept liability for dues and other charges on said vessel or barge. Seller shall be solely responsible for any demurrage costs or similar costs associated with Marine Deliveries, unless such costs directly result from Hawaiian Electric’s sole negligence or willful misconduct.

ARTICLE VII
SELLER’S REPRESENTATIONS AND WARRANTIES

Section 7.1:    Seller’s Representations and Warranties. Hawaiian Electric is willing to purchase the Fuel on the condition that Seller agrees, represents and warrants as follows:

(a)Ability to Supply. During the Original Term and any Extension, Seller shall maintain in full force and effect the capability to supply Fuel sufficient to meet Seller’s obligations under this Contract. Upon Hawaiian Electric’s reasonable request, Seller shall provide Hawaiian Electric assurances of Seller’s ability to perform under this Contract.

(b)Quality. All Fuel Delivered hereunder shall comply with the terms of this Contract.

(c)Ability to Deliver. During the Original Term and any Extension for Pipeline Deliveries, Seller shall own, lease or have the right to use facilities sufficient to meet Seller’s Delivery obligations under this Contract.

ARTICLE VIII
INVOICING AND PAYMENT

Section 8.1:    Invoicing.

(a)Invoices, which will show the price per physical barrel of Fuel, will be prepared and dated following Delivery and shall be tendered from time to time each month. Original invoices shall include full documentation, as approved by both Parties including Certificate of Quality, report of the Independent Inspector, and price calculation; such documentation may, however, be provided by Seller to Hawaiian Electric separately.

(b)Invoices will be prepared and dated following Delivery of Fuel to Hawaiian Electric and shall be sent to Hawaiian Electric at the following address:

Via e-mail to:
Wendy.Watanabe@hawaiianelectric.com and
Lara.Won@hawaiianelectric.com

Or via USPS mail to:

Hawaiian Electric Company
P.O. Box 2750
Honolulu, HI 96840-0001
Attn: Director of Fuel Operations, mailstop CIP3-IF

(c)Invoices, invoice documentation, laboratory analyses and other documents having to do with the quality, quantity and Delivery of Fuel or otherwise with the Fuel sold and purchased hereunder may be sent by first class mail, postage prepaid, by electronic transmission (facsimile or email) or by personal Delivery. The Parties may substitute other addresses upon the giving of proper notice. Correspondence and documents of a similar nature may be sent to Seller to the following address or as otherwise instructed:

Attn: Finance Manager
Chevron Hawaii Refinery
91-480 Malakole St.
Kapolei, HI 96707

(d)[…].

Section 8.2:    Payment.

(a)Payment of Seller’s invoices shall be made by bank wire transfer of immediately available funds in USD. Timing of payments for sales and Deliveries received shall be based upon […], which shall be the later of the invoice date or, if applicable, the postmarked mailing date of the invoice. Due dates are dates payments are to reach Seller. If the due date falls on a Friday, holiday or a Saturday, the payment shall be due on the preceding business day. If such date falls on a Sunday or a holiday falling other than on a Friday, payment shall be due the following business day.

(b)[…].

(c)[…].

(d)The […] invoice incorporating items in dispute shall be adjusted in accordance with the terms of Article V by subsequent invoicing or by issuing a credit or debit with respect to the original invoice […] of receipt of the independent laboratory determination pursuant to Article VI or other resolution of the issue in dispute. Hawaiian Electric shall make payment for such subsequent invoices or debits in accordance with Section 8.2. Hawaiian Electric shall have the option to apply such credit against payments to be made subsequent to the receipt of the credit, or if such payments are not expected to be made […], Hawaiian Electric shall be able to receive said credit in immediately available funds within […] of Seller’s receipt of Hawaiian Electric’s written instructions.

Section 8.3:     Method of Payment. Payment shall be made without discount in USD within […] from the receipt of invoice by wire transfer of immediately available funds to such Seller bank account as designated by Seller in writing.

Section 8.4:     Credit Extension. […]

Section 8.5:     […]

ARTICLE IX
TITLE, CUSTODY AND RISK OF LOSS

Section 9.1:    Title, Custody and Risk of Loss. Title to Fuel and the risk of loss of Fuel Delivered by Pipeline Delivery shall pass from Seller to Hawaiian Electric at the property line at Hawaiian Electric’s BPTF.

Section 9.2:    Seller Warranty. Seller represents and warrants to Hawaiian Electric that, as of the date of Delivery of Fuel under this Contract, it has good and marketable title to the Fuel sold and delivered pursuant to this Contract, free and clear of any security interests, mortgage, pledge, liens or other encumbrances, and that it has full right and authority to transfer such title and effect delivery of such Fuel to Hawaiian Electric.

ARTICLE X
INSURANCE

Section 10.1: Insurance Requirements.

(a)Seller and anyone acting under its direction or control or on its behalf shall at its own expense procure and maintain in full force and effect at all times during the Term of this Contract the following insurance and all other forms of insurance that may be required by any applicable Law:

1.	Marine and War Risk Hull & Machinery coverage (including 4/4ths Collision Liability) subject to an Amount Insured not less than the full value of the vessel.

2.
Full form Protection & Indemnity Insurance, including Excess Collision, pollution/ environmental risk coverage, upon the vessel pursuant to a standard Protection & Indemnity Club entry, with a Club which is a member of the International Group of Protection and Indemnity Clubs, with minimum limits for pollution/environmental risks to be [...] per occurrence or the maximum commercially available, whichever is greater. Such insurance shall cover all of the risks covered under a standard Lloyd’s Maritime Insurance policy, including all the denominated “Institute Cargo Clauses” (Free of Particular Average, F.P.A. and clauses referring to wars, strikes, riots and civil disturbances).

3.
Standard Workers Compensation and Employers Liability Insurance endorsed to be applicable to the State of Hawaii as well as the Longshore Act, with statutory limits for workers compensation and limits of [...] per occurrence for employers liability.

4.	Commercial General Liability Insurance with a bodily injury and property damage combined single limit per occurrence of at least [...].

5.
Automobile Liability Insurance on all owned, non-owned and hired vehicles used in conjunction with the Delivery of Fuel to Hawaiian Electric with a bodily injury and property damage combined single limit per occurrence of at least [...].

6.
Other Coverage. Seller and anyone acting under its direction or control or on its behalf shall at its own expense procure and maintain in full force and effect at all times during the Term of this Contract on all owned, non-owned and hired vehicles used in conjunction with the Delivery of Fuel to Hawaiian Electric, any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980 and all rules and regulations of the DOT and/or the USDOT.

(b)[…].

Section 10.2    Insurance Paid. Premiums for all necessary insurance policies are included in the Delivered price of Fuel as determined in Section 5.1. No special payments shall be made by Hawaiian Electric to Seller in respect to such premiums.

Section 10.3:    Waiver of Subrogation. Seller and anyone acting under its direction or control or on its behalf will cause its insurers (except for Workers Compensation insurance) to waive all rights of subrogation which Seller or its insurers may have against Hawaiian Electric, Hawaiian Electric’s agents, or Hawaiian Electric’s employees.

Section 10.4:    Hawaiian Electric As Additional Insured. Insurance policies (except for Workers Compensation insurance) providing the insurance coverage required in this Contract will include Hawaiian Electric, Hawaiian Electric’s agents or Hawaiian Electric’s employees as an additional insured. Coverage must be primary in respect to the additional insured. Any other insurance carried by Hawaiian Electric will be excess only and not contribute with this insurance.

Section 10.5:    Certificates of Insurance. Before performance of this Contract [...], Seller shall file with Hawaiian Electric’s designated representative certificates of insurance, or other documentary evidence acceptable to Hawaiian Electric, certifying that each of the foregoing insurance coverages is in force, and further providing that Hawaiian Electric will be given thirty (30) days’ written notice of any material change in, cancellation of, or intent not to renew any of the required policies. Seller shall provide new insurance certificates reflecting the required policies prior to the expiration date of any coverage. Receipt of any certificate showing less coverage than required is not a waiver of Seller’s obligation to fulfill the coverage requirements.

Section 10.6:    Failure to Procure Insurance. In the event Seller fails to procure and/or maintain an insurance as required above, an insurance fails for any reason (including, without limitation, breach of policy condition or warranty) and/or an insurer otherwise refuses or is unable to pay, the Party required to procure that insurance shall be deemed an insurer or self-insurer, shall accept and pay claims which would have otherwise been submitted to the failed insurance and shall indemnify and hold harmless (including legal fees and costs) the other Party of and from any loss, damage, expense, claim, liability and/or suit resulting from such failure.

ARTICLE XI
FORCE MAJEURE

Section 11.1:      […]

[…]

ARTICLE XII
COMPLIANCE WITH LAWS AND REGULATIONS

Section 12.1:    Compliance with Laws and Regulations.

(a)    This Contract is subject to all applicable present and future Laws, statutes, orders, rules, and regulations of Governmental or quasi-Governmental Authorities having jurisdiction over the Parties. Both Parties shall fully comply with all statutes, ordinances, rules, regulations, and requirements of all city, county, state, federal and other applicable Governmental Authorities which are now or may hereafter be in force.

(b)    If the Delivery or supply of Fuel pursuant to this Contract conflicts with or is limited or prohibited by any Law or permit then to the extent of such conflict, limitation or prohibition, Seller shall have no obligation to Deliver or supply Hawaiian Electric with the Fuel under this Contract and Hawaiian Electric shall have no obligation to purchase or receive the Fuel under this Contract. Hawaiian Electric, in Hawaiian Electric’s discretion, may elect to complete and file any and all required federal or state regulatory forms to permit, facilitate, or enable the supply of Fuel to Hawaiian Electric under this Contract. Seller shall fully cooperate with Hawaiian Electric in the completion and filing of the foregoing forms. If Hawaiian Electric’s purchase, receipt or use of Fuel pursuant to this Contract, or Hawaiian Electric’s emissions from Hawaiian Electric’s use of Fuel conflicts with or is limited or prohibited by any Law or permit then to the extent of such conflict, limitation or prohibition, Hawaiian Electric shall have no obligation to purchase and receive the Fuel under this Contract.

Section 12.2:    Material Safety Compliance. Seller warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Fuel. Seller shall furnish to Hawaiian Electric health, safety and environmental information (including without limitation Material Safety Data Sheets, “HSE Data”) concerning health, safety and environmental aspects of Fuel purchased by Hawaiian Electric, including health, safety and environmental warnings, if any, required by applicable Law. Seller shall not be entitled to rely upon such HSE Data as being an inclusive presentation of all potential health, safety and environmental risks associated with the Fuel to be Delivered. Seller shall furnish HSE Data to, and otherwise inform, Seller’s nominated vessel of all such risks, and the Master shall advise and instruct all crew, seamen and employees about the hazards, if any, associated with Fuel, and the safe and proper methods of handling and storing Fuel. Compliance by the Seller with recommendations in HSE Data shall not excuse the Seller from its obligations under Article XIV and this Section 12.2.

Section 12.3:     Permits and Licenses. Seller shall secure and pay for all required permits and licenses, and shall comply with all federal, state and local statutes, regulations and public ordinances applicable to this Contract, (including the provisions of the Occupational Safety and Health Act of 1970 and all amendments thereto, and the DOT Hazardous Materials Regulations), and shall indemnify, defend and save Hawaiian Electric harmless from any and all liability, fines, damage, cost and expense, including but not limited to reasonable attorneys’ fees and costs, arising from Seller’s failure to do so.

Section 12.4:     […].

Section 12.5:    […]

ARTICLE XIII
RELEASES

Section 13.1:    Spills/Environmental Pollution. In the event any spill or discharge occurs from any of Seller’s nominated vessel, Seller’s pipeline, or Seller’s tank utilized in the performance of this Contract, or if any spill, discharge, or pollution damage is caused by or is threatened in connection with the loading, transportation or Delivery of Fuel by Seller, then all regulatory notifications and filings, as well as all efforts and costs of containment and clean up shall be the sole responsibility of Seller, except to the extent that such spill, discharge, or pollution damage is directly attributable to the sole negligence, gross negligence, comparative negligence, or willful misconduct of Hawaiian Electric in which case Hawaiian Electric shall then participate in the efforts and costs of containment and cleanup.

Section 13.2:    Pollution Mitigation.

(a)When an escape or discharge of oil or any polluting substance occurs in connection with or is caused by Seller’s or its agent’s vessel or occurs from or is caused by discharging operations, Seller or its agents shall promptly take whatever measures are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by the negligence or willful misconduct of Seller’s equipment or Seller or Hawaiian Electric or others. Failing such action by Seller or its agents, Hawaiian Electric, on Seller’s behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage and notify Seller as soon as practicable thereafter of such actions. Each Party in good faith shall keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken.

(b)The cost of all such measures taken shall be borne by Seller except to the extent such escape or discharge was caused or contributed to by the negligence or willful misconduct of Hawaiian Electric, and prompt reimbursement shall be made as appropriate; provided, however, that should Seller or its agents give notice to Hawaiian Electric to discontinue said measures (and to the extent government authorities allow Hawaiian Electric to discontinue said measures) the continuance of Hawaiian Electric’s actions will no longer be deemed to have been taken pursuant to the provisions of this clause. Each Party in good faith shall provide written notice to the other of such actions and measures taken.

(c)Notwithstanding any other provision in this Contract, the foregoing provisions shall be applicable only between Seller and Hawaiian Electric and shall not affect, as between Seller and Hawaiian Electric, any liability that either Seller or Hawaiian Electric shall have to any third parties, including the State of Hawaii and the U.S. Government, if either Party shall have such liability.

Section 13.3:    Operational Contacts. Promptly following the Effective Date (and thereafter as staffing changes warrant updates), the Parties will exchange lists of personnel (and their contact information) who shall be immediately contacted in the event of any accident, spill, or reportable incident incurred under the performance of this Contract.

Section 13.4:    […].

ARTICLE XIV
INDEMNITY
Section 14.1:    Indemnity.

(a)Indemnification. Except as provided herein, each Party to this Contract shall with respect to the other Party’s “Indemnitees” (consisting of the other Party, its Affiliates and each of their respective directors, officers, employees, agents, representatives, and the successors and assigns of any of the foregoing), defend, indemnify, release, reimburse and hold harmless the Indemnitees for, from and against any claims, demands, expenses (including penalties, interest and reasonable attorneys’ fees), and causes of action asserted against them by any third Person (including without limitation employees of either Party or any Governmental Authority) for personal injury or death, or the loss or damage to property, to the extent arising out of or resulting from the indemnifying Party’s operations or performance hereunder (including any failure to perform or default by the indemnifying Party), the willful or negligent acts or omissions of the indemnifying Party, or from the indemnifying Party’s failure to comply with Laws relevant and applicable to the Delivery or receipt of Fuel. Where such personal injury, death or loss of or damage to property is the result of the negligence or misconduct of both the Parties hereto, the Parties expressly agree to indemnify in proportion to each Party’s share of such negligence or misconduct.

(b)Notice of Claims. Each Party agrees to promptly notify the other of any matter as to which rights are asserted under this Article XIV and to provide the other Party with information to the extent reasonably requested and reasonable assistance related to any such matter, including the defense thereof.

(c)Indemnitee’s Right to Control its Defense. At its election, an Indemnitee who is entitled hereunder to a defense of a matter may control that defense (including the selection of qualified counsel) and the Party responsible hereunder for indemnification in the matter shall pay for and reimburse the Indemnitee for reasonable defense expenses, including attorneys' fees, arbitration related fees, expert witness fees and other defense costs.

(d)Survival of Provisions. The provisions of this Article XIV shall survive the termination or expiration of this Contract to the extent they apply to events that occurred during the Term of this Contract.

ARTICLE XV
DEFAULT
Section 15.1:    Default.

(a)    Breach by Seller of any of its representations and warranties in this Contract or failure of either Party to promptly perform any obligation under this Contract shall constitute default. If Hawaiian Electric or Seller considers the other Party (the “Defaulting Party”) to be in default under this Contract, such Party (the “Non-Defaulting Party”) shall give the Defaulting Party prompt notice thereof, describing the particulars of such default. The Defaulting Party shall thereafter have […] from the receipt of said notice in which to remedy such default. […].

(b)    […]

(c)    The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Defaulting Party. The Defaulting Party shall indemnify and hold harmless the Non-Defaulting Party for any damages, losses and expenses incurred by the Non-Defaulting Party as a result of Default.

(d)    The Parties intend that this Contract and all of the transactions hereunder shall constitute a “forward contract” under the U.S. bankruptcy code.

Section 15.2:    Limitation of Liability.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS CONTRACT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR, AND EACH PARTY SHALL RELEASE THE OTHER PARTY FROM AND AGAINST, ANY PUNITIVE DAMAGES, EXEMPLARY DAMAGES, LOST USE, LOSS OF PROFITS OR REVENUE, LOSS OF OPPORTUNITY, LOSS OF PRODUCTION, OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR CONTINGENT DAMAGES OF ANY KIND WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE  WHICH MAY BE SUFFERED BY SUCH PARTY IN CONNECTION WITH THIS

CONTRACT; THIRD PARTY DAMAGES SUBJECT TO INDEMNIFICATION UNDER THIS CONTRACT ARE NOT LIMITED BY THIS SECTION.

ARTICLE XVI
NOTICE

Section 16.1:    Notices. Except as otherwise expressly provided in this Contract, all notices shall be given in writing, by facsimile, or first class mail, postage prepaid, to the following addresses, or such other address as the Parties may designate by notice. Notice shall be deemed to have been delivered upon the earlier to occur of actual receipt or two (2) days after sending.

To Seller:

Chevron Products Company
Attn: VCO Coordinator
91-480 Malakole Street
Kapolei, HI 96707-1807
Facsimile: […]

With a copy to:

Chevron Products Company
Attn: Downstream & Chemicals Law Department
6001 Bollinger Canyon Road
San Ramon, CA 94583
Facsimile: […]

To Hawaiian Electric:

Hawaiian Electric Company, Inc.
PO Box 2750
Honolulu, Hawaii 96840-0001
Attention: Director of Fuels Operations - mailstop CIP3-IF
Facsimile: […]

Section 16.2:    Routine Communications. The Parties may from time to time by notice hereunder designate persons or parties to whom routine communications may be directed, including via email, with a view to facilitating mutual and expeditious performance by the Parties hereunder.

ARTICLE XVII
GENERAL PROVISIONS

Section 17.1:    Waiver and Severability. If any section or provision of this Contract or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable or invalid, the remaining terms, provisions, rights and obligations of this Contract shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any default under this Contract operate as a waiver of any further default.

Section 17.2:    […]

Section 17.3:    Conflicts of Interest. Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, no Party, nor any director, employee, or agent of a Party shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, no Party nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any Affiliate), unless such person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

(a)Option to Terminate. In the event of any violation of Section 17.3, including any violation occurring prior to the Effective Date of this Contract which resulted directly or indirectly in one Party’s consent to enter into this Contract with the other Party, such Party may, at its sole option, terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

(b)Notice of Violation. Both Parties agree to immediately notify the other of any violation of Section 17.3.

(c)Records. The Parties shall maintain true and correct records in connection with their obligations under this Contract and all related transactions and shall retain all such records for at least twenty-four (24) months after termination of this Contract. An independent auditor appointed and paid for by Chevron may upon reasonable notice after the Effective Date of this Contract until twenty-four (24) months after termination of this Contract make an audit of the records of Hawaiian Electric for the sole purpose of determining compliance with Section 17.3. The auditor shall be advised to not reveal information from any audit to Seller except if there has been a breach of Section 17.3 and if so, on that topic, and nothing more.

Section 17.4:    Applicable Law/Venue. This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the law of the State of Hawaii, U.S.A. Hawaii shall be the exclusive venue for any litigation arising hereunder. Each Party agrees and consents that any dispute, litigation, action or proceeding arising out of this Contract, however defined, shall be brought exclusively in the State of Hawaii in a court of competent jurisdiction.

Section 17.5:    Entire Agreement/Modification. This Contract shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Contract shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

Section 17.6:    Contract Is Not an Asset. This Contract shall not be deemed to be an asset of either Party, and, at the option of a Party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other Party.

Section 17.7:    Status of the Parties.

(a)    Nothing in this Contract shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Contract, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Contract, neither Hawaiian Electric nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with Section 13.2, to contain, reduce or clean up any spills that may occur.

(b)    Chevron U.S.A. Inc. concludes some of its business (including the transactions contemplated hereunder) in the name of its division, Chevron Products Company. So long as Seller is a division or an Affiliate of Chevron U.S.A. Inc., Chevron U.S.A. Inc. shall be fully responsible and liable for the performance of all of Seller’s obligations hereunder.

Section 17.8:    Headings. The headings or captions are for convenient reference only and have no force or effect or legal meaning in the construction or enforcement of this Contract.

Section 17.9:    Confidentiality and Non-Disclosure.

(a)Each Party may have a proprietary interest or other need for confidentiality in information that may be furnished to the other pursuant to this Contract, including the pricing, volume, duration or other commercial terms under this Contract (collectively, “Confidential Information”). The Party disclosing such information shall be referred to in this section as the “Disclosing Party,” and the Party receiving such information shall be referred to as the “Receiving Party.”

(b)The Receiving Party will hold in confidence and, without the consent of the Disclosing Party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the Disclosing Party except as permitted herein. A Party may disclose Confidential Information if, but only to the extent, the disclosure: (a) is required by Law; (b) is required to enable a Party to enforce its rights or remedies under this Contract; (c) is made to a Party’s officers, directors, employees, professional advisors, independent contractors or consultants, who are subject to a duty of confidentiality; (d) is to a third party who is required to maintain the confidentiality of the information under a written confidentiality agreement and the disclosure is made in connection with a potential (i) sale of the stock or partnership interests in a Party, or (ii) sale or other disposition of all or substantially all of the assets or facilities which would primarily benefit from or support performance of the Contract; or (e) is to a third party who is required to maintain the confidentiality of the information under Law or a written confidentiality agreement and the disclosure is made to prospective lenders or actual lenders. In the event Confidential Information is required to be disclosed by the Receiving Party pursuant to Law, the Receiving Party shall disclose only that part of the Confidential Information that it is required to disclose and shall notify the Disclosing Party prior to such disclosure in a timely fashion in order to permit the Disclosing Party to lawfully attempt to prevent or restrict such disclosure should it so elect, and shall take all other reasonable and lawful measures to ensure the continued confidential treatment of the same by the Party to which the Confidential Information is disclosed. Without limiting the foregoing, the Receiving Party agrees that it will exercise at least the same standard of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own Confidential Information of a similar nature, but in any event, no less than reasonable care.

(c)Confidential Information for purposes of this Contract shall not include information if and only to the extent that the Receiving Party establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the Receiving Party; (ii) was in the Receiving Party’s lawful possession prior to the disclosure and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party; or (iii) is lawfully disclosed to the Receiving Party by a third party without restriction on disclosure.

(d)Any provision herein to the contrary notwithstanding, Hawaiian Electric may disclose Confidential Information to the Commission, the Consumer Advocate, and/or any other governmental regulatory agency with notice to, but without need of prior consent by Seller, provided that Hawaiian Electric takes reasonable steps to obtain approval to submit the same under seal or under other procedures designed to preserve the confidentiality of the Confidential Information.

Section 17.10:    Financial Compliance/Capital Lease/No Consolidation.

(a)    Seller shall provide or cause to be provided to Hawaiian Electric on a timely basis, as reasonably determined by Hawaiian Electric, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by Hawaiian Electric for purposes of permitting Hawaiian Electric and its parent company, Hawaiian Electric Industries (“HEI”), to comply with the requirements (initial and on-going) of (a) identifying variable interest entities and determining primary beneficiaries under the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“FASB ASC 810”), (b) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (c) FASB ASC 840 Leases (“FASB ASC 840”), and (d) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 840, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies. In addition, if required by Hawaiian Electric in order to meet its compliance obligations, Seller shall allow Hawaiian Electric or its independent auditor, to audit, to the extent reasonably required. Seller’s financial records, including its system of internal controls over financial reporting; provided that Hawaiian Electric shall be responsible for all costs associated with the foregoing, including but not limited to Seller’s reasonable internal costs.

(b)If there is a change in circumstances during the Term that would trigger consolidation of Seller’s finances on to Hawaiian Electric’s balance sheet, and such consolidation is not attributable to Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of the Contract, to eliminate the consolidation, while preserving the economic “benefit of the bargain” to both

Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric (and/or Hawaiian Electric’s Affiliates or HEI) in their good faith analysis and sole discretion are required to consolidate Seller into its financial statements in accordance with U.S. generally accepted accounting principles, then Hawaiian Electric may take any and all action necessary to eliminate consolidation, including without limitation, by immediately terminating this Contract without fault or liability.

(c)If there is a change in circumstances during the Term that would trigger the treatment of this Contract as a capital lease under FASB ASC 840, and such treatment is not attributable to Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of the Contract, to eliminate the capital lease treatment, while preserving the economic “benefit of the bargain” to both Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric (and/or Hawaiian Electric’s Affiliates, or HEI) in their good faith analysis and sole discretion are required to treat this Contract as a capital lease under FASB ASC 840, then Hawaiian Electric may take any and all action necessary to eliminate this capital lease treatment, including without limitation, by immediately terminating this Contract without fault or liability.

(d)Hawaiian Electric shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 17.10. Hawaiian Electric may share the Information on a confidential basis with HEI and the independent auditors and attorneys for Hawaiian Electric and HEI. (Hawaiian Electric, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 17.10 as “Recipient”). If either Hawaiian Electric or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Contract is necessary, Hawaiian Electric and HEI each shall have the right to disclose such of the Information as Hawaiian Electric or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If Hawaiian Electric or HEI disclose Information pursuant to the preceding sentence, Hawaiian Electric and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Commission and the Consumer Advocate in connection with the Commission’s rate making activities for Hawaiian Electric and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Commission first issues a protective order to protect the confidentiality of such Information. Neither Hawaiian Electric nor HEI shall use the Information for any purpose other than as permitted under this Section 17.10.

(e)In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable Law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 17.10. If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions of this Section 17.10, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(f)The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 17.10 shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

Section 17.11:    Miscellaneous. No use of the pipelines, facilities or equipment used in connection with this Contract, shall be construed as having been dedicated to public use, and it is hereby acknowledged by the Parties that the owner of any pipelines used to transport Fuel under this Contract retains the rights to determine who, other than the Parties under the terms of this Contract, shall use said pipelines, facilities, and equipment. If any action is taken or threatened by any Governmental Authority to declare the usage herein granted to either Party a public use, then and in that event, the Parties shall enter into good faith negotiations to restructure and restate the Contract provided that such restructuring and restatement does not increase the charges that Hawaiian Electric is obligated to pay hereunder. In the event that the Parties are unable to agree to any such restructuring within forty (40) days after the commencement of negotiations, either Party will have the right to terminate this Contract effective ninety (90) days’ after giving written notice of termination to the other Party.

Section 17.12:    Counterparts. This Contract may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of any original but all of which together shall constitute the same instrument. This Contract may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case - but not as a condition to the validity of the Contract - each Party shall subsequently send the other Party by mail the original executed copy. A Party’s signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Contract.

[Signatures follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Contract as of the day and year first above written.

CHEVRON PRODUCTS COMPANY, a division of Chevron U.S.A. Inc
Signature:
/s/ Billy Liu
Name: Billy Liu Title: Hawaii VCO Coordinator

HAWAIIAN ELECTRIC COMPANY, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
Signature:	Signature:
/s/ Jay Ignacio	/s/ Ronald Cox
Name: Jay Ignacio Title: Assistant Secretary	Name: Ronald R. Cox Title: Vice President, Power Supply

EXHIBIT A
(Specifications for Fuel)

LSFO and LSFO portion of MATS Fuel

LSFO and the LSFO portion of MATS Fuel Delivered hereunder shall comply with the following Specifications:

Test Property	Test Method	Unit Of Measure	LSFO Fuel Min Max
Gravity @ 60 Degrees F.	ASTM D-4052	Degrees API	12	24
Viscosity	ASTM D-445, D-2161	SSU at 210 DF	100	450
Heat Value, Gross	ASTM D-240, D-4868	MM BTU/BBL	6.0
Flash Point	ASTM D-93	Degrees F.	150
Pour Point	ASTM D-97, D-5949	Degrees F.		125
Ash	ASTM D-482	Percent, Weight		0.05
Sediment & Water***	ASTM D-1796	Percent, Weight		0.50
Sulfur	ASTM D-4294	Percent, Weight		0.50
Nitrogen	ASTM D-4629, D5762	Percent, Weight		0.50
Vanadium	ASTM D-5863, AES, Oxford Test Method MDMET017	PPM, Weight		50.0
Carbon Residue	ASTM D-4530	Percent, Weight		[…]

Diesel and Diesel portion of MATS Fuel

Diesel and the Diesel portion of MATS Fuel Delivered hereunder shall comply with the following Specifications:

Specification Item	Test Units	Diesel Fuel Limits	Test Method **
Gravity @ 60°F	API, Specific Gravity	25.7 min., .9 max.	D1298 or D4052-86
Viscosity	@ 40C CST	1.7 - 5.5	D445, D2161
BTU content *	MM BTU/BBL	Report	Calculated or D240
Heat Value, Net*	MM BTU/BBL	Report	MM BTU/BBL
Flash Point	PM°F	140 min.	D93 or D6450
Pour Point *	°F	35min	D97
Ash	PPM, wt.	100 max.	D482
Cetane Index		30 min.	D4737
Carbon Residue, 10% Residuum	%, wt.	0.35 max.	D524

Sediment & Water***	%, vol.	0.05 max.	D2709
Sulfur	%, wt.	0.10 max.	D1552, D2622 or D4294
Distillation 90% Recovered	°F	540 - 698	D86
Water by Distillation*1	PPM, wt.	Report	D95
Nitrogen*	PPM, wt.	Report	D5762 or D4629

* Seller does not provide specifications on these items. Values are typical; they are not guaranteed.

**Use of the most recent ASTM test methods must be employed.

***Seller will provide Hawaiian Electric with certification that all Fuel sold is less than 1% water by ASTM (D-95/D-4006).

1Note: This result shall be reported to Hawaiian Electric […] after Delivery of the Fuel from Refinery production. For Fuel Delivered via import marine vessel, results shall be provided […].

[End of Exhibit A]

EXHIBIT B
(Pricing)

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[End of Exhibit B]

EXHIBIT C
(Pricing Examples)

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[End of Exhibit C]